Exhibit 23.3

Houston, Texas Office www.CJHx4Consulting.com (989) 640-0967

CONSENT OF GEOLOGICAL FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our National Reserve Estimate N.I. 43-101 Technical Report dated [INSERT DATE] by Wall Street Acquisitions Corp and to all references to our firm included in this Registration Statement.

Regards,

Dated: October 4th, 2021

Corey Holton

President - CJHx4 Consulting
www.cjhx4consulting.com
(989) 640-0967